Exhibit 14

DAILY JOURNAL CORPORATION

CODE OF ETHICS

A. Regulatory Basis.

Pursuant to 17 C.F.R. § 229.406, promulgated by the Securities and Exchange Commission to implement section 406 of the Sarbanes-Oxley Act of 2002, a company subject to reporting requirements under the Securities Exchange Act of 1934 must disclose whether or not it has adopted a written code of ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and if no such code has been adopted, why not.

In addition, pursuant to Nasdaq Marketplace Rule 4350, companies with securities listed on the Nasdaq Stock Market must adopt a code of conduct that applies to all directors, officers and employees.

The Company believes that this Code of Ethics is reasonably designed to deter wrongdoing and to promote the purposes set forth in 17 C.F.R. § 229.406. The Company also believes that this Code of Ethics promotes an atmosphere of self-awareness and prudent conduct by encouraging and protecting the reporting of questionable behavior in accordance with Nasdaq Marketplace Rule 4350. As used herein, “Company” means Daily Journal Corporation and its subsidiary, Sustain Technologies, Inc.

B. Scope.

This Code of Ethics applies to all directors, officers and employees of the Company.

C. Purpose.

The Company is proud of the values with which it conducts business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, the Company’s Code of Ethics serves to (1) emphasize the Company’s commitment to ethics and compliance with the law; (2) set forth the Company’s basic standards of ethical and legal behavior for its directors, officers and employees; (3) elaborate reporting mechanisms for known or suspected ethical or legal violations and for other questionable behavior; and (4) deter and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in the course of the Company’s business, this Code of Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, all directors, officers and employees should remember the Company’s commitment to the highest ethical standards and seek independent advice, where necessary, to ensure that all actions they take on behalf of the Company honor this commitment.

D. Ethical Standards.

1. Honest and Ethical Conduct.

All directors, officers and employees shall behave honestly and ethically at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers and colleagues. They shall not misrepresent facts or engage in illegal, unethical, or anti-competitive practices for personal or professional gain. No director, officer or employee may offer or accept bribes, kickbacks or substantial gifts either directly or through another party.

This fundamental standard of honest and ethical conduct extends to the handling of conflicts of interest. All directors, officers and employees shall avoid any actual, potential, or apparent conflicts of interest with the Company and any personal activities, investments or associations that might give rise to such conflicts. They shall not use the Company for personal gain, self-deal, compete with the Company or take advantage of corporate opportunities other than on behalf of the Company. They shall act on behalf of the Company free from improper influence or the appearance of improper influence on their judgment or performance of duties. There is a likely conflict of interest if, for example, a director, officer or employee causes the Company to engage in business transactions with relatives or friends; receives loans or guarantees of obligations from the Company (or a third party because of his or her relationship to the Company); has more than a modest financial interest in the Company’s competitors, suppliers, or customers; or uses non-public information for personal gain or for gain by relatives or friends.

If a director, officer or employee involved in a particular decision has a relationship—business, financial, or otherwise—with a competitor, supplier, customer, candidate for employment or other person, that might impair or appear to impair his or her independence in making that decision, he or she shall disclose such relationship to the Chairman of the Audit Committee. No action may be taken with respect to the transaction or party giving rise to the actual, potential or apparent conflict unless and until such action has been approved by the Audit Committee.

2. Timely and Truthful Disclosure.

In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators, and in other public communications made by the Company, the Company’s directors, officers and employees involved in the preparation of such reports, documents and communications shall make disclosures that are full, fair, accurate, timely and understandable. Such disclosures shall contain thoroughly and accurately reported financial and accounting data. No director, officer or employee shall knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditor or the public.

3. Legal Compliance.

In conducting the business of the Company, all directors, officers and employees shall comply with applicable governmental laws, rules and regulations at all levels of government in the United States and in any non-U.S. jurisdiction in which the Company does business. If a director, officer or employee is unsure whether a particular action would violate an applicable law, rule, or regulation, he or she should seek the advice of the Company’s outside counsel before undertaking it. It is always illegal to trade in the Company’s securities while in possession of material, non-public information, and it is also illegal to communicate or “tip” such information to others.

4. Confidentiality.

The Company’s directors, officers and employees shall take all reasonable steps to protect the confidentiality of non-public information about the Company and its customers and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

E. Violations of Ethical Standards.

1. Reporting Known or Suspected Violations.

The Company’s directors and executive officers shall promptly report any known or suspected violations of this Code of Ethics and any other questionable behavior to the Chairman of the Audit Committee. All other officers and employees are encouraged to send a report of a known or suspected violation or of any questionable behavior (anonymously, if desired) to J.P. Guerin, Chairman of the Daily Journal Corporation Audit Committee, at 355 South Grand Avenue, 34th Floor, Los Angeles, CA 90071. No retaliatory action of any kind will be permitted against anyone making such a report, and the Audit Committee will strictly enforce this prohibition.

Upon learning of any unethical business conduct, or dishonest or illegal acts, the Audit Committee shall investigate the report as it deems appropriate and provide feedback to the reporting party (unless such party is anonymous) as to the result of its investigation.

2. Accountability for Adherence.

If the Audit Committee determines that this Code of Ethics has been violated directly or by failure to report a violation, withholding information related to a violation or taking prohibited retaliatory action against someone who reported questionable behavior, it may discipline the offending director, officer or employee for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include, depending upon the severity of the infraction, oral or written reprimands, the withholding of bonuses, the deduction of some or all of the person’s earned units in the Company’s Deferred Management Compensation Plan, the forfeiture of director stipends, removal from committees of the Board of Directors and, if warranted, termination. In addition, violations may result in criminal penalties and/or civil liabilities for the offending director, officer or employee and/or the Company.

F. Waivers

The Company’s Board of Directors, in its discretion, may grant a waiver of a provision of this Code of Ethics to any director, officer or employee. If the waiver is granted for a director or executive officer, a current report on Form 8-K must be filed with the Securities and Exchange Commission in accordance with the applicable rules and regulations of the Commission and Nasdaq.